UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2021

Vapotherm, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38740	46-2259298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Domain Drive Exeter, NH		03833
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (603) 658-0011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 per value per share	VAPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On December 6, 2021, Vapotherm, Inc. (“Vapotherm”) announced the appointment of Brian Lawrence as Senior Vice President and Chief Technology Officer, effective immediately.

Prior to joining Vapotherm, Mr. Lawrence, age 52, served as Chief Technology Officer & General Manager of Gravity Diagnostics, LLC, a diagnostics company, where he was responsible for technology and innovation programs across the company. Prior to joining Gravity Diagnostics, Mr. Lawrence served as Senior Vice President & Chief Technology Officer of Hillrom Holdings, Inc. (“Hillrom”), a medical device company, from 2010 to 2021. While at Hillrom, Mr. Lawrence was responsible for global technology and innovation teams of over 800 employees in seven countries and an annual budget of $150 million. He led a digital transformation for the company and created a new SaaS business valued at over $100 million. Prior to that position, he served as Chief Technology Officer of Life Support Solutions, a division of GE Healthcare, where he was responsible for global engineering teams of over 400 employees across the US, Europe, and Asia with a budget of over $70 million annually. Mr. Lawrence holds a Doctor of Philosophy, Electrical Engineering, from the Center for Research and Education in Optics and Lasers (CREOL), University of Central Florida, and a Master of Science, Electrical Engineering and a Bachelor of Science, Electrical Engineering from Massachusetts Institute of Technology.

The information contained in Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed filed for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 6, 2021, Vapotherm announced the appointment of Dorota McKay as Controller and Chief Accounting Officer, effective immediately.

Prior to joining Vapotherm, Ms. McKay, age 39, served as Controller of Decibel Therapeutics, Inc., a clinical-stage biotechnology company, from March 2021 to November 2021. Prior to that position, Ms. McKay served as Finance Director, Accounting & Process Improvement, of Oxford Immunotec Global PLC, a global diagnostics company recently acquired by PerkinElmer, Inc., where she oversaw the United States accounting, internal audit and tax functions, from April 2019 to March 2021. Prior to that position, she served as Senior Manager, Internal Audit from April 2018 to April 2019, and Financial Reporting Manager from July 2016 to March 2018. Prior to her time at Oxford Immunotec, Ms. McKay held various positions, including Internal Audit Manager for Altra Industrial Motion Corp. from December 2015 to July 2016, Assurance Staff and Senior for EY from September 2013 to December 2015, and Staff and Senior Auditor for Macpage LLC from January 2012 to September 2013. Ms. McKay is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Southern Maine and a Master of Arts in English Language and Literature from the University of Maria Curie-Sklodowska.

Since Ms. McKay serves as Vapotherm’s principal accounting officer, the following additional information is provided with respect to her appointment:

•	There is no family relationship between Ms. McKay and any of Vapotherm’s directors or executive officers.
•	Ms. McKay has no interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
•

Ms. McKay’s annual base salary is $265,000 and she is eligibile to receive an annual bonus with a target bonus opportunity equal to 25% of her annual base salary and up to $75,000 in tuition reimbursement payments.

•

Vapotherm granted Ms. McKay, effective as of December 6, 2021, an option to purchase 10,400 shares of Vapotherm’s common stock and a restricted stock unit award covering 5,200 shares of Vapotherm’s common stock under the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”). The options will have a 10-year term, a per share exercise price equal to the “fair market value” (as defined in the Plan) of Vapotherm’s common stock on the grant date and will vest as to 25% of the underlying shares on December 6, 2022 and thereafter, as to the remaining 75% of underlying shares, in 36 monthly installments, and the restricted stock unit award will vest with respect one-third of the underlying shares on the one-year, two-year and three-year anniversaries of the grant date, in each case subject to her continued service as an employee or other service provider to Vapotherm through each vesting date.

•	Vapotherm intends to enter into its standard form of indemnification agreement with Ms. McKay.

•	As a result of Ms. McKay’s appointment, John Landry, Vapotherm’s Senior Vice President & Chief Financial Officer, will no longer serve as Vapotherm’s principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vapotherm, Inc.

Date: December 6, 2021	By:	/s/ John Landry
John Landry
Senior Vice President & Chief Financial Officer